UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

TUXIS CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State of incorporation or organization)	13-3196171 (I.R.S. Employer Identification No.)
11 Hanover Square New York, New York (Address of principal executive offices)	10005 (Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

        Securities Act registration statement file number to which this form relates: _________ (if applicable).

Securities to be registered pursuant to Section 12(b) of the Act.

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Series A Participating Preferred Stock	American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

        On October 24, 2005, the Board of Directors (the Board of Directors) of Tuxis Corporation, a Maryland corporation (the Company), declared a dividend distribution of one right (a Right) for each share of the Company's outstanding common stock, par value of $0.01 per share (the Common Shares”), to holders of record of the Common Shares issued and outstanding at the close of business on November 3, 2005. Each Right entitles the registered holder to purchase from the Company one one-thousandth of the Company's share of Series A Participating Preferred Stock, par value $0.01 per share (the Preferred Shares) or in certain circumstances, to receive cash, property, Common Shares or other securities of the Company, at a purchase price of $40.50 per one one-thousandth (1/1,000th) of a Preferred Share (the Purchase Price), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, dated as of October 24, 2005 (as the same may be supplemented or amended from time to time, the Rights Agreement), by and between the Company and American Stock Transfer & Trust Company, as rights agent (the Rights Agent).

        Initially, the Rights will be attached to all certificates representing the Common Shares and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Shares and a Distribution Date will occur upon the earlier of (i) 10 days (or such later date as the Company’s Board of Directors may determine before a Distribution Date occurs) after a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 25% or more of the outstanding Common Shares (the date of such announcement being the “Shares Acquisition Date”) or (ii) 10 business days (or such later date as may be determined by action of the Board prior to such time as any Person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer that, if consummated, would result in a person becoming an Acquiring Person.

        Until the Distribution Date, (i) the Rights will be evidenced by the certificates for Common Shares and will be transferred with and only with such Common Share certificates, (ii) new Common Share certificates will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for Common Shares outstanding will also constitute the transfer of the Rights associated with the Common Shares represented by such certificates.

        The Rights are not exercisable until after the Distribution Date and will expire at the close of business on November 3, 2015, unless such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

        As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. Except for Common Shares issued pursuant to exercises of stock options or as awards under an employee plan or arrangement granted or awarded as of the Distribution Date or upon the exercise, conversion or exchange of securities issued by the Company after the date of the

        Rights Agreement, or as otherwise determined by the Board of Directors, Rights will only be issued with respect to Common Shares that were issued prior to the Distribution Date.

        In the event (a “Flip-In Event”) a Person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding Common Shares at a price and on terms which a majority of the Company’s Outside Directors (as defined in the Rights Agreement) determines to be fair and not inadequate and to otherwise be in the best interests of the Company and its stockholders (a “Permitted Offer”)), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, Common Shares (or, in certain circumstances, cash, property or other securities of the Company) having a current per share market price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights will not be exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

        For example, at an exercise price of $40.50 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following a Flip-In Event would entitle its holder to purchase $81 worth of Common Shares (or other consideration, as noted above) for $40.50. Assuming that the current per share market price (as defined in the Rights Agreement) per Common Share is $9.00 at such time, the holder of each valid Right would be entitled to purchase nine Common Shares for $40.50.

        In the event (a “Flip-Over Event”) that, at any time on or after the Shares Acquisition Date, (i) the Company shall take part in a merger or other business combination transaction and the Company shall not be the surviving entity (other than with an entity which acquired the shares pursuant to a Permitted Offer) or (ii) the Company shall take part in a merger or other business combination transaction in which the Company is the surviving entity and the Common Shares are changed or exchanged (other than with an entity which acquired the stock pursuant to a Permitted Offer) or (iii) 50% or more of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided, as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a current per share market price equal to two times the exercise price of the Right.

        At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Company’s Board of Directors may exchange the Rights (other than Rights owned by such person or group that have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-thousandth of a share of Preferred Share (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

        The Purchase Price payable and the number of Preferred Shares (or the amount of cash, property or other securities) issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) if holders of the Preferred Shares are granted certain rights or warrants to subscribe for Preferred Shares or convertible securities at less than the current per share market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above). Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined in the Rights Agreement) that, upon exercise of Rights, a number of Rights be exercised so that only whole Preferred Shares will be issued.

        With certain exceptions, no adjustment in the Purchase Price payable upon exercise of the Rights will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional Preferred Shares upon the exercise of any Right. In lieu thereof, a cash payment may be made, as provided in the Rights Agreement.

        At any time until 10 business days following the Shares Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Shares or other consideration deemed appropriate by the Company’s Board of Directors). In the event that a majority of the Board of Directors is no longer comprised of Continuing Directors (a “Section 23(a) Event”), then for the maximum period allowed under Maryland law following the first occurrence of a Section 23(a) Event, the rights cannot be redeemed unless there are Continuing Directors and a majority of the Continuing Directors concur with the Board of Directors’ decision to redeem the rights. Immediately upon the action of the Company’s Board of Directors ordering redemption of the Rights (with, where required, the concurrence of the Continuing Directors), the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 per Right redemption price. The term “Continuing Directors” means any member of the Board of Directors of the Company who was a member of the Board of Directors prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board of Directors if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Shares (or cash, property or other securities) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

        The Board of Directors of the Company may amend any provision of the Rights Agreement prior to the Distribution Date. Thereafter, the Board of Directors may amend the provisions of the Rights Agreement only in order to cure any ambiguity, defect or inconsistency, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person and certain other related parties). For the maximum period allowed under Maryland law following the first occurrence of a Section 23(a) Event, the Rights Agreement can be amended only if there are Continuing Directors and a majority of the Continuing Directors concur with the amendment.

        Each Common Share outstanding at the close of business on the Record Date will receive one Right. So long as the Rights are attached to the Common Shares, one additional Right (as such number may be adjusted pursuant to the provisions of the Rights Agreement) shall be deemed to be delivered for each Common Share issued or transferred by the Company in the future.

        The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner that causes the Rights to become discount Rights. The Rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of the Company and its stockholders as determined by the Directors or willing to negotiate with the Board. The Rights should not interfere with any merger or other business combination approved by the Board since the Board may, at its option, (i) at any time prior to the Distribution Date, amend the Rights Agreement, or (ii) at any time until 10 days following the Shares Acquisition Date redeem all, but not less than all, of the then outstanding Rights at the Redemption Price.

        The form of Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit A the form of Articles Supplementary of the Series A Participating Preferred Stock of the Company, as Exhibit B the form of Rights Certificate, and as Exhibit C the form of Summary of Rights to Purchase Preferred Shares, is attached as Exhibit 4.1 hereto and incorporated herein by reference to the Company’s Current Report on Form 8-K dated October 28, 2005. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2. Exhibits.

Exhibit No.	Description of Exhibit
1.	Form of Articles Supplementary of Series A Participating Preferred Stock of Tuxis Corporation (filed herewith).
2.
Rights Agreement, dated as of October 24, 2005, between Tuxis
Corporation and American Stock Transfer & Trust Company, as Rights
Agent, including all exhibits thereto. (Incorporated by reference to the
Company's Current Report on Form 8-K dated October 28, 2005.)

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TUXIS CORPORATION
Dated: October 31, 2005	By: /s/ Mark C. Winmill Mark C. Winmill President

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.	Form of Articles Supplementary of Series A Participating Preferred Stock of Tuxis Corporation (filed herewith).
2.
Rights Agreement, dated as of October 24, 2005, between Tuxis
Corporation and American Stock Transfer & Trust Company, as Rights
Agent, including all exhibits thereto. (Incorporated by reference to the
Company's Current Report on Form 8-K dated October 28, 2005.)

ARTICLES SUPPLEMENTARY

OF

TUXIS CORPORATION

        TUXIS CORPORATION, a Maryland corporation, having its principal office in New York, New York (hereinafter called the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Pursuant to authority expressly vested in the Board of Directors by Article V, Section 2(a) of the Articles of Incorporation of the Company, dated August 30, 1996, as amended (the “Charter”), the Board of Directors has duly reclassified 100,000 unissued shares of Common Stock of the Company (from among the 1,000,000,000 shares of Common Stock, $.01 par value, of the Company which are authorized) into 100,000 shares of Series A Participating Preferred Stock, par value $.01 per share, of the Company.

        SECOND: The terms (including the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption) of the Series A Participating Preferred Stock, par value $.01 per share, are as follows:

                1.        Designation and Amount. The shares of such series shall be designated as “Series A Participating Preferred Stock” and the number of shares constituting the Series A Participating Preferred Stock shall be 100,000.

                2.        Dividends and Distributions.

                (a)        Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Participating Preferred Stock with respect to dividends, the holders of Series A Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the last business day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Series A Participating Preferred Stock or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (X) $9 or (Y) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in common stock, par value $.01 per share, of the Company (the “Common Stock”) or a subdivision of the outstanding Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share of Series A Participating Preferred Stock or fraction thereof. In the event the Company shall at any time after October 24, 2005 (the “Rights Dividend Declaration Date”) (i) declare any dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under clause (Y) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                (b)        The Board shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $9 per share on the Series A Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                (c)        Dividends shall begin to accrue and be cumulative on outstanding Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Participating Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not less than ten (10) and not more than sixty (60) days prior to the date fixed for the payment thereof.

                3.        Voting Rights. The holders of Series A Participating Preferred Stock shall have the following voting rights:

                (a)        Except as provided in Section 3 (c) hereof and subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event that the Board shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                (b)        Except as otherwise provided herein or by law, the holders of Series A Participating Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

                (c)        (i) If, on the date used to determine stockholders of record for any meeting of stockholders for the election of directors, a default in preference dividends (as defined in subparagraph (v) below) on the Series A Participating Preferred Stock shall exist, the holders of the Series A Participating Preferred Stock shall have the rights, voting as a class as described in subparagraph (ii) below, to elect two (2) directors (in addition to the directors elected by the holders of Common Stock of the Company). Such right may be exercised (a) at any meeting of stockholders for the election of directors or (b) at a meeting of the holders of shares of Voting Preferred Stock (as hereinafter defined), called for the purpose in accordance with the By-laws of the Company, until all such cumulative dividends (referred to above) shall have been paid in full or until non-cumulative dividends have been paid regularly for at least one (1) year.

                (ii)        The right of the holders of Series A Participating Preferred Stock to elect two (2) directors as described above, shall be exercised as a class concurrently with the rights of holders of any other series of Preferred Stock upon which voting rights to elect such directors have been conferred and are then exercisable. The Series A Participating Preferred Stock and any additional series of Preferred Stock that the Company may issue and which provides for the right with the foregoing series of Preferred Stock are collectively referred to herein as “Voting Preferred Stock.”

                (iii)        Each director elected by the holders of shares of Voting Preferred Stock shall be referred to herein as a “Preferred Director.” A Preferred Director so elected shall continue to serve as such director for a term of one (1) year, except that upon any termination of the right of all of such holders to vote as a class for Preferred Directors, the term of office of such directors shall terminate. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, present (in person or by proxy) and voting together as a single class (a) at a meeting of the stockholders, or (b) at a meeting of the holders of shares of such

Voting Preferred Stock, called for the purpose in accordance with the By-laws of the Company, or (c) by written consent signed by the holders of a majority of the then outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, taken together as a single class.

                (iv)        So long as a default in any preference dividends on the Series A Participating Preferred Stock shall exist or the holders of any other series of Voting Preferred Stock shall be entitled to elect Preferred Directors, (a) any vacancy in the office of a Preferred Director may be filled (excepted as provided in the following clause (b)) by an instrument in writing signed by the remaining Preferred Director and filed with the Company and (b) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote or written consent of the holders of a majority of the outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, present (in person or by proxy) and voting together as a single class, at such time as the removal shall be effected. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever (x) no default in preference dividends on the Series A Preferred Stock shall exist and (y) the holders of other series of Voting Preferred Stock shall no longer be entitled to elect such Preferred Directors, then the number of directors constituting the Board shall be reduced by two (2).

                (v)        For purposes hereof, a “default in preference dividends” on the Series A Participating Preferred Stock shall be deemed to have occurred whenever the amount of cumulative and unpaid dividends on the Series A Participating Preferred Stock shall be equivalent to six (6) full quarterly dividends or more (whether or not consecutive), and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all cumulative dividends on all shares of the Series A Preferred Stock then outstanding shall have been paid through the last Quarterly Dividend Payment Date or until, but only until, non-cumulative dividends have been paid regularly for at least one (1) year.

                (d)        Except as set forth herein (or otherwise required by applicable law), holders of Series A Participating Preferred Stock shall have no general or special voting rights and their consent shall not be required for taking any corporate action.

                4.        Certain Restrictions.

                (a)        Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Participating Preferred Stock outstanding shall have been paid in full, the Company shall not:

                (i)        declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

                (ii)        declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock except dividends paid ratably on the Series A Participating Preferred Stock and all such parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such Stock are then entitled;

                (iii)        redeem or purchase or otherwise acquire for consideration (except as provided in (iv) below) shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock provided that the Company may at any time redeem, purchase or otherwise acquire any such junior stock in exchange for any shares of stock ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock; or

                (iv)        redeem or purchase or otherwise acquire for consideration any Series A Participating Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon dissolution, liquidation or winding up) with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such stock upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                (b)        The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any Stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                5.        Reacquired Stock. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein, in the Charter, in any other Articles Supplementary creating a series of Preferred Stock or as otherwise required by law.

                6.        Liquidation, Dissolution or Winding Up.

                (a)        Subject to the prior and superior rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock, with respect to rights upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock, unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received $1,000.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Liquidation Preference”). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Participating Preferred Stock, unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalization with respect to the Common Stock) (such number in clause (ii) immediately above being referred to as the “Adjustment Number”). Following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Participating Preferred Stock and Common Stock, respectively, holders of Series A Participating Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Series A Participating Preferred Stock and Common Stock, on a per share basis, respectively.

                (b) In the event, however, that there are not sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series A Participating Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment after satisfaction of the liquidation preferences of all series of Preferred Stock, if any, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                (c)        In the event the Company shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                7.        Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time after the Rights Dividend Declaration Date (i) declare any dividend on Common Stock payable in Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                8.        No Redemption. The Series A Participating Preferred Stock shall not be redeemable.

                9.        Ranking. The Series A Participating Preferred Stock shall rank junior to all other series of the Company’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

                10.        Amendment. At such time as Series A Participating Preferred Stock is outstanding, neither the Charter nor these Articles Supplementary shall be amended, nor shall any Articles Supplementary of the Company be filed or amended, in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Participating Preferred Stock, voting separately as a class.

                11.        Fractional Stock. Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of a holder of Series A Participating Preferred Stock.

[Signature Page Follows]

        IN WITNESS WHEREOF, Tuxis Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by a majority of its entire Board of Directors and witnessed by its Secretary on October 24, 2005.

Witness:	TUXIS CORPORATION
/s/ Thomas B. Winmill	By: /s/ Mark C. Winmill Name: Mark C. Winmill Title: President and Chief Executive Officer

        THE UNDERSIGNED, SECRETARY OF TUXIS CORPORATION, with respect to the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Company, the foregoing Articles Supplementary to be the act of said Company and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By: /s/ John F. Ramirez Name: John F. Ramirez Title: Secretary